KPMG LLP 345 Park Avenue New York, NY 10154-0102 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statement (No. 333-227478) on Form S-3 and the registration statements (No. 333-147967, No. 333-147714, No. 333-161299, No. 333-195932, and No. 333-232334) on Form S-8 of our reports dated March 6, 2023, with respect to the consolidated financial statements and financial statement schedules II, III, V, and VI of Argo Group International Holdings, Ltd. and the effectiveness of internal control over financial reporting. /s/ KPMG LLP New York, New York March 6, 2023 Exhibit 23.1